UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 6)    *

Reddy Ice Holdings, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
75734R105
(Cusip Number)
Mark C. Wehrly Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
July 14, 2009
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [   ].

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 57 Pages
Exhibit Index Found on Page 55

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Noonday Asset Management, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IA, PN

Page 2 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Noonday G.P. (U.S.), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 3 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Noonday Capital, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 4 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS David I. Cohen
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 5 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Saurabh K. Mittal
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 6 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 7 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Noonday Capital Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 8 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 9 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 10 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 11 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 12 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 13 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 14 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 15 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS William F. Duhamel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Daniel J. Hirsch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Monica R. Landry
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by her on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Douglas M. MacMahon
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Stephen L. Millham
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Jason E. Moment
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Ashish H. Pant
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 25 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Thomas F. Steyer
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 26 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Richard H. Voon
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 27 of 57 Pages

13D
CUSIP No. 75734R105

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 28 of 57 Pages

This Amendment No. 6 to Schedule 13D amends the Schedule 13D initially filed on July 12, 2007 (together with all prior and current amendments thereto, this “Schedule 13D”).

Item 2.  Identity And Background

Item 2 is amended and restated in its entirety as follows:

(a)           This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Noonday Sub-adviser Entities

(i)
Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser to each of the Funds and the Managed Accounts (the “First Noonday Sub-adviser”), with respect to all of the Shares held by the Funds and the Managed Accounts;

(ii)
Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser to each of the Funds and the Managed Accounts  (the “Second Noonday Sub-adviser”), with respect to all of the Shares held by the Funds and the Managed Accounts; and

(iii)
Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the “Noonday General Partner”), with respect to all of the Shares held by the Funds and the Managed Accounts.

The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the “Noonday Sub-adviser Entities.”

The Noonday Managing Members

(iv)
The following persons, each of whom is a managing member of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Funds and the Managed Accounts:  David I. Cohen (“Cohen”), Saurabh K. Mittal (“Mittal”), Thomas G. Roberts, Jr. (“Roberts”) and Andrew J. M. Spokes (“Spokes”).

Cohen, Mittal, Roberts and Spokes (in his capacity as a managing member of both the First Noonday Sub-adviser and the Noonday General Partner) are referred to herein as the “Noonday Individual Reporting Persons.”

The Noonday Fund

(v)	Noonday Capital Partners, L.L.C., a Delaware limited liability company (the “Noonday Fund”), with respect to the Shares held by it.

Page 29 of 57 Pages

The Farallon Funds

(vi)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(vii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(viii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(ix)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it; and

(x)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III and FCOI II are together referred to herein as the “Farallon Funds.”  The Noonday Fund and the Farallon Funds are together referred to herein as the “Funds.”

The Management Company

(xi)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares held by certain accounts (the “Managed Accounts”), each as managed by the Management Company.

The Farallon General Partner

(xii)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund, with respect to the Shares held by each of the Funds.

The Farallon Managing Members

(xiii)
The following persons, each of whom is a managing member of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Funds and the Managed Accounts:  William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Daniel J. Hirsch (“Hirsch”), Monica R. Landry (“Landry”), Douglas M. MacMahon (“MacMahon”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Spokes, Thomas F. Steyer (“Steyer”), Richard H. Voon (“Voon”) and Mark C. Wehrly (“Wehrly”).

Page 30 of 57 Pages

Duhamel, Fried, Hirsch, Landry, MacMahon, Millham, Moment, Pant, Patel, Spokes (in his capacity as a managing member of the Farallon General Partner and the Management Company), Steyer, Voon and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”  The Noonday Individual Reporting Persons and the Farallon Individual Reporting Persons are together referred to herein as the “Individual Reporting Persons.”

(b)           The address of the principal business office of (i) the Noonday Sub-adviser Entities is 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202, (ii) the Funds, the Management Company and the Farallon General Partner is One Maritime Plaza, Suite 2100, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

(c)           The principal business of each of the Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account.  The principal business of the First Noonday Sub-adviser and the Second Noonday Sub-adviser, a registered investment adviser, is to act as a sub-investment adviser to the Funds and the Managed Accounts.  The principal business of the Noonday General Partner is to act as the general partner of the Second Noonday Sub-adviser.  The principal business of the Management Company is that of a registered investment adviser.  The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds and the managing member of the Noonday Fund. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

(d)           None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)           None of the Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)           The citizenship of each of the Funds, the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is set forth above.  Each of the Individual Reporting Persons, other than Mittal, Pant and Spokes, is a citizen of the United States.  Mittal and Pant are citizens of India.  Spokes is a citizen of the United Kingdom.

The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 5.  Interest In Securities Of The Issuer

Item 5 is amended and restated in its entirety as follows:

The Noonday Sub-adviser Entities

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference

Page 31 of 57 Pages

for each such Noonday Sub-adviser Entity.  The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 22,196,966 Shares outstanding as of April 28, 2009, as reported by the Company in its Quarterly Report on Form 10-Q for the period ended March 31, 2009 filed with the Securities and Exchange Commission on April 30, 2009.

(c)	None.

(d)
Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein.  Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein.  The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	As of July 17, 2009, each of the Noonday Sub-Adviser Entities may no longer be deemed the beneficial owner of more than five percent of the class of securities.

The Noonday Individual Reporting Persons

(a),(b)
The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

(c)	None.

(d)
Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds.  Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts.  The Noonday General Partner is the general partner of the Second Noonday Sub-adviser.  The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.  The Farallon Individual Reporting Persons

Page 32 of 57 Pages

are managing members of both the Farallon General Partner and the Management Company.

(e)	As of July 17, 2009, each of the Noonday Individual Reporting Persons may no longer be deemed the beneficial owner of more than five percent of the class of securities.

The Funds

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund.

(c)
The dates, number of Shares involved and the price per Share (including commissions) for all transactions in the Shares by the Funds since the filing of the prior Schedule 13D are set forth on Schedules A to F hereto and are incorporated herein by reference.  All of such transactions were open-market transactions.

(d)
Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein.  The Noonday General Partner is the general partner of the Second Noonday Sub-adviser.  The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.  The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	As of July 17, 2009, each of the Funds ceased to be the beneficial owner of more than five percent of the class of securities.

The Management Company

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

(c)
The dates, number of Shares involved and the price per Share (including commissions) for all transactions in the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

(d)
Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all

Page 33 of 57 Pages

of the Shares held by the Managed Accounts as reported herein.  The Noonday General Partner is the general partner of the Second Noonday Sub-adviser.  The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.  The Farallon Individual Reporting Persons are managing members of the Management Company.

(e)	As of July 17, 2009, the Management Company may no longer be deemed the beneficial owner of more than five percent of the class of securities.

The Farallon General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

(c)	None.

(d)
Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein.  The Noonday General Partner is the general partner of the Second Noonday Sub-adviser.  The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.  The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	As of July 17, 2009, the Farallon General Partner may no longer be deemed the beneficial owner of more than five percent of the class of securities.

The Farallon Individual Reporting Persons

(a),(b)
The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

(c)	None.

(d)
Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein.  Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the

Page 34 of 57 Pages

Shares held by the Managed Accounts as reported herein.  The Noonday General Partner is the general partner of the Second Noonday Sub-adviser.  The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	As of July 17, 2009, each of the Farallon Individual Reporting Persons may no longer be deemed the beneficial owner of more than five percent of the class of securities.

The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts.  The First Noonday Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Shares owned by the Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts.  The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts.  The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds.  The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Page 35 of 57 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 24, 2009

/s/ Mark C. Wehrly
NOONDAY G.P. (U.S.), L.L.C.
By Mark C. Wehrly, Attorney-in-fact

/s/ Mark C. Wehrly
NOONDAY CAPITAL, L.L.C.,
On its own behalf
and as the General Partner of
NOONDAY ASSET MANAGEMENT, L.P.
By Mark C. Wehrly, Attorney-in-fact

/s/ Mark C. Wehrly
FARALLON PARTNERS, L.L.C.,
On its own behalf,
as the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
and as the Managing Member of
NOONDAY CAPITAL PARTNERS, L.L.C.
By Mark C. Wehrly, Managing Member

/s/ Mark C. Wehrly
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Mark C. Wehrly, Managing Member

/s/ Mark C. Wehrly
Mark C. Wehrly, individually and as attorney-in-fact for each of David I. Cohen, William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Douglas M. MacMahon, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Ashish H. Pant, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer and Richard H. Voon

The Power of Attorney executed by each of Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Wehrly to sign and file this Schedule 13D on its or his behalf, which was filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005 by such Reporting

Page 36 of 57 Pages

Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Mittal authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Roberts authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 3 to the Schedule 13D filed with the Securities and Exchange Commission on January 8, 2009 by such Reporting Person with respect to the Common Stock of Reddy Ice Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by each of Duhamel, Fried, Landry, MacMahon, Millham, Moment, Pant, Patel and Steyer authorizing Wehrly to sign and file this Schedule 13D on his or her behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Spokes authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.  The Power of Attorney executed by each of Hirsch and Voon authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 6, 2009 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings, Inc., is hereby incorporated by reference.

Page 37 of 57 Pages

ANNEX 1

Set forth below with respect to the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is the following information:  (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons.  Set forth below with respect to each Individual Reporting Person is the following information:  (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.           The First Noonday Sub-adviser

(a)           Noonday G.P. (U.S.), L.L.C.
(b)           c/o Noonday Asset Management, L.P.
227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202
(c)           Serves as sub-investment adviser to investment funds and managed accounts
(d)	Delaware limited liability company
(e)	Managing Members: David I. Cohen, Saurabh K. Mittal, Thomas G. Roberts, Jr. and Andrew J. M. Spokes

2.           The Second Noonday Sub-adviser

(a)           Noonday Asset Management, L.P.
(b)           227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202
(c)           Serves as sub-investment adviser to investment funds and managed accounts
(d)           Delaware limited partnership
(e)	David I. Cohen, Saurabh K. Mittal, Thomas G. Roberts, Jr. and Andrew J. M. Spokes, the managing members of its general partner

3.           The Noonday General Partner

(a)           Noonday Capital, L.L.C.
(b)           c/o Noonday Asset Management, L.P.
227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202
(c)           Serves as general partner of the Second Noonday Sub-adviser
(d)	Delaware limited liability company
(e)	Managing Members: David I. Cohen, Saurabh K. Mittal, Thomas G. Roberts, Jr. and Andrew J. M. Spokes

4.           The Noonday Individual Reporting Persons

Each of David I. Cohen and Thomas G. Roberts, Jr. is a citizen of the United States.  Saurabh K. Mittal is a citizen of India.  Andrew J. M. Spokes is a citizen of the United Kingdom.  The business address of each of the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte,

Page 38 of 57 Pages

North Carolina 28202.  The principal occupation of each of the Noonday Individual Reporting Persons is serving as a managing member of both the First Noonday Sub-adviser and the Noonday General Partner.  The Noonday Individual Reporting Persons do not have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

5.           The Management Company

(a)	Farallon Capital Management, L.L.C.
(b)	One Maritime Plaza, Suite 2100
San Francisco, California  94111
(c)	Serves as investment adviser to various managed accounts
(d)	Delaware limited liability company
(e)
Managing Members:  Thomas F. Steyer, Senior Managing Member; William F. Duhamel, Alice F. Evarts, Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Douglas M. MacMahon, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Andrew J. M. Spokes, Gregory S. Swart, Richard H. Voon and Mark C. Wehrly, Managing Members.

6.           The Farallon General Partner

(a)	Farallon Partners, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, California  94111
(c)	Serves as general partner or managing member to investment partnerships or limited liability company, as applicable
(d)	Delaware limited liability company
(e)
Managing Members:  Thomas F. Steyer, Senior Managing Member; William F. Duhamel, Alice F. Evarts, Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Douglas M. MacMahon, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Andrew J. M. Spokes, Gregory S. Swart, Richard H. Voon and Mark C. Wehrly, Managing Members.

7.           Managing Members of the Management Company and the Farallon General Partner

Each of the managing members of the Management Company and the Farallon General Partner, other than Ashish H. Pant, Andrew J. M. Spokes and Gregory S. Swart, is a citizen of the United States.  Ashish H. Pant is a citizen of India.  Andrew J. M. Spokes is a citizen of the United Kingdom.  Gregory S. Swart is a citizen of New Zealand.  The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California  94111.  The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner.  The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing

Page 39 of 57 Pages

member of both the Management Company and the Farallon General Partner.  None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

Page 40 of 57 Pages

SCHEDULE A

NOONDAY CAPITAL PARTNERS, L.L.C.

TRADE DATE	NO. OF SHARES SOLD	PRICE PER SHARE ($)
7/6/2009	1,200	1.61
7/9/2009	1,800	1.66
7/9/2009	1,300	1.66
7/13/2009	700	1.59
7/13/2009	400	1.59
7/14/2009	1,000	1.59
7/14/2009	100	1.59
7/14/2009	131	1.59
7/14/2009	969	1.59
7/15/2009	1,869	1.59
7/15/2009	31	1.59
7/15/2009	269	1.59
7/15/2009	1,431	1.59
7/15/2009	600	1.59
7/16/2009	200	1.59
7/17/2009	3,700	1.60
7/17/2009	500	1.60
7/17/2009	1,431	1.60
7/17/2009	200	1.60
7/17/2009	100	1.60
7/17/2009	500	1.60
7/17/2009	369	1.60
7/20/2009	1,400	1.60
7/21/2009	2,500	1.60
7/21/2009	600	1.60
7/21/2009	1,969	1.59
7/21/2009	131	1.59
7/21/2009	300	1.59
7/21/2009	100	1.59
7/22/2009	3,731	1.70
7/22/2009	1,500	1.70
7/22/2009	200	1.70
7/22/2009	1,700	1.70
7/22/2009	2,500	1.70
7/22/2009	400	1.70
7/22/2009	269	1.70
7/22/2009	500	1.70

Page 41 of 57 Pages

7/22/2009	500	1.70
7/22/2009	300	1.70
7/22/2009	500	1.70
7/22/2009	100	1.71
7/22/2009	700	1.94
7/23/2009	69	2.19
7/23/2009	1,000	2.19
7/23/2009	200	2.19

Page 42 of 57 Pages

SCHEDULE B

FARALLON CAPITAL PARTNERS, L.P.

TRADE DATE	NO. OF SHARES SOLD	PRICE PER SHARE ($)
7/6/2009	11,100	1.61
7/9/2009	16,600	1.66
7/9/2009	8,502	1.66
7/9/2009	2,598	1.66
7/13/2009	6,100	1.59
7/13/2009	3,500	1.59
7/14/2009	9,200	1.59
7/14/2009	11,100	1.59
7/15/2009	16,800	1.59
7/15/2009	15,300	1.59
7/15/2009	5,100	1.59
7/16/2009	200	1.59
7/16/2009	1,800	1.59
7/17/2009	673	1.60
7/17/2009	15,261	1.60
7/17/2009	299	1.60
7/17/2009	1,496	1.60
7/17/2009	5,886	1.60
7/17/2009	9,584	1.60
7/17/2009	1,352	1.60
7/17/2009	1,646	1.60
7/17/2009	224	1.60
7/17/2009	25,277	1.60
7/20/2009	1,565	1.60
7/20/2009	5,324	1.60
7/20/2009	1,272	1.60
7/20/2009	4,339	1.60
7/21/2009	22,100	1.60
7/21/2009	4,700	1.60
7/21/2009	19,944	1.59
7/21/2009	1,808	1.59
7/21/2009	449	1.59
7/22/2009	32,168	1.70
7/22/2009	13,958	1.71
7/22/2009	8,229	1.70
7/22/2009	1,047	1.71

Page 43 of 57 Pages

7/22/2009	8,902	1.71
7/22/2009	976	1.70
7/22/2009	9,202	1.70
7/22/2009	299	1.71
7/22/2009	15,860	1.70
7/22/2009	2,244.00	1.71
7/22/2009	2,918	1.70
7/22/2009	287	1.71
7/22/2009	5,611	1.70
7/22/2009	5,461	1.70
7/22/2009	823	1.70
7/22/2009	2,618	1.71
7/22/2009	299	1.71
7/22/2009	6,600	1.94
7/23/2009	10,039	2.19
7/23/2009	748	2.19

Page 44 of 57 Pages

SCHEDULE C

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

TRADE DATE	NO. OF SHARES SOLD	PRICE PER SHARE ($)
7/6/2009	10,000	1.61
7/9/2009	8,325	1.66
7/9/2009	6,675	1.66
7/9/2009	10,000	1.66
7/13/2009	5,500	1.59
7/13/2009	3,200	1.59
7/14/2009	8,300	1.59
7/14/2009	892	1.59
7/14/2009	7,241	1.59
7/14/2009	1,867	1.59
7/15/2009	14,511	1.59
7/15/2009	412	1.59
7/15/2009	277	1.59
7/15/2009	2,056	1.59
7/15/2009	11,744	1.59
7/15/2009	4,600	1.59
7/16/2009	200	1.59
7/16/2009	1,600	1.59
7/17/2009	4,666	1.60
7/17/2009	1,482	1.60
7/17/2009	1,372	1.60
7/17/2009	892	1.60
7/17/2009	206	1.60
7/17/2009	3,705	1.60
7/17/2009	17,676	1.60
7/17/2009	25,700	1.60
7/20/2009	11,300	1.60
7/21/2009	19,900	1.60
7/21/2009	4,200	1.60
7/21/2009	15,988	1.59
7/21/2009	375	1.59
7/21/2009	3,362	1.59
7/21/2009	274	1.59
7/22/2009	20,243	1.70
7/22/2009	4,195	1.70
7/22/2009	5,147	1.70
7/22/2009	823	1.70

Page 45 of 57 Pages

7/22/2009	12,763	1.70
7/22/2009	1,441	1.70
7/22/2009	12,489	1.70
7/22/2009	343	1.70
7/22/2009	23,331	1.70
7/22/2009	3,294	1.70
7/22/2009	4,154	1.70
7/22/2009	5,215	1.70
7/22/2009	5,215	1.70
7/22/2009	206	1.70
7/22/2009	1,372	1.70
7/22/2009	69	1.70
7/22/2009	5,900	1.94
7/23/2009	9,324	2.19
7/23/2009	549	2.19

Page 46 of 57 Pages

SCHEDULE D

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

TRADE DATE	NO. OF SHARES SOLD	PRICE PER SHARE ($)
7/6/2009	1,000	1.61
7/9/2009	1,500	1.66
7/9/2009	700	1.66
7/9/2009	200	1.66
7/13/2009	500	1.59
7/13/2009	300	1.59
7/14/2009	800	1.59
7/14/2009	900	1.59
7/15/2009	1,500	1.59
7/15/2009	1,400	1.59
7/15/2009	500	1.59
7/16/2009	200	1.59
7/17/2009	100	1.60
7/17/2009	1,500	1.60
7/17/2009	100	1.60
7/17/2009	600	1.60
7/17/2009	600	1.60
7/17/2009	300	1.60
7/17/2009	700	1.60
7/17/2009	400	1.60
7/17/2009	200	1.60
7/17/2009	800	1.60
7/17/2009	100	1.60
7/20/2009	1,100	1.60
7/21/2009	1,900	1.60
7/21/2009	500	1.60
7/21/2009	300	1.59
7/21/2009	300	1.59
7/21/2009	800	1.59
7/21/2009	500	1.59
7/21/2009	100	1.59
7/22/2009	2,000	1.70
7/22/2009	800	1.70
7/22/2009	600	1.70
7/22/2009	100	1.71
7/22/2009	600	1.70
7/22/2009	100	1.71

Page 47 of 57 Pages

7/22/2009	700	1.70
7/22/2009	1,700	1.70
7/22/2009	300	1.70
7/22/2009	1,400	1.70
7/22/2009	1,100	1.70
7/22/2009	300	1.70
7/22/2009	700	1.94
7/23/2009	700	2.19
7/23/2009	100	2.19

Page 48 of 57 Pages

SCHEDULE E

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

TRADE DATE	NO. OF SHARES SOLD	PRICE PER SHARE ($)
7/6/2009	500	1.61
7/9/2009	800	1.66
7/9/2009	378	1.66
7/9/2009	122	1.66
7/13/2009	222	1.59
7/13/2009	78	1.59
7/13/2009	200	1.59
7/14/2009	222	1.59
7/14/2009	178	1.59
7/14/2009	500	1.59
7/15/2009	622	1.59
7/15/2009	178	1.59
7/15/2009	700	1.59
7/15/2009	200	1.59
7/16/2009	100	1.59
7/17/2009	700	1.60
7/17/2009	678	1.60
7/17/2009	122	1.60
7/17/2009	322	1.60
7/17/2009	100	1.60
7/17/2009	878	1.60
7/20/2009	578	1.60
7/20/2009	22	1.60
7/21/2009	278	1.60
7/21/2009	722	1.60
7/21/2009	78	1.60
7/21/2009	122	1.60
7/21/2009	822	1.59
7/21/2009	78	1.59
7/22/2009	2,178	1.70
7/22/2009	2,022	1.70
7/22/2009	800	1.70
7/22/2009	100	1.71
7/23/2009	678	2.19
7/23/2009	100	2.19

Page 49 of 57 Pages

SCHEDULE F

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

TRADE DATE	NO. OF SHARES SOLD	PRICE PER SHARE ($)
7/6/2009	8,400	1.61
7/9/2009	12,500	1.66
7/9/2009	8,400	1.66
7/13/2009	4,600	1.59
7/13/2009	2,700	1.59
7/14/2009	1,826	1.59
7/14/2009	5,174	1.59
7/14/2009	8,300	1.59
7/15/2009	12,700	1.59
7/15/2009	11,600	1.59
7/15/2009	3,800	1.59
7/16/2009	200	1.59
7/16/2009	1,400	1.59
7/17/2009	7,187	1.60
7/17/2009	17,913	1.60
7/17/2009	532	1.60
7/17/2009	2,789	1.60
7/17/2009	816	1.60
7/17/2009	1,293	1.60
7/17/2009	1,021	1.60
7/17/2009	204	1.60
7/17/2009	3,878	1.60
7/17/2009	10,867	1.60
7/20/2009	711	1.60
7/20/2009	5,375	1.60
7/20/2009	3,414	1.60
7/21/2009	266	1.60
7/21/2009	8,641	1.60
7/21/2009	953	1.60
7/21/2009	2,691	1.60
7/21/2009	68	1.60
7/21/2009	4,082	1.60
7/21/2009	3,500	1.60
7/21/2009	16,700	1.59
7/22/2009	80,921	1.70
7/22/2009	748	1.70
7/22/2009	2,031	1.70

Page 50 of 57 Pages

7/22/2009	4,704	1.94
7/22/2009	496	1.94
7/23/2009	2,566	2.19
7/23/2009	4,831	2.19
7/23/2009	544	2.19

Page 51 of 57 Pages

SCHEDULE G

FARALLON CAPITAL MANAGEMENT, L.L.C.

TRADE DATE	NO. OF SHARES SOLD	PRICE PER SHARE ($)
7/6/2009	15,100	1.61
7/9/2009	22,700	1.66
7/9/2009	15,100	1.66
7/13/2009	8,300	1.59
7/13/2009	4,800	1.59
7/14/2009	12,454	1.59
7/14/2009	146	1.59
7/14/2009	15,300	1.59
7/15/2009	23,000	1.59
7/15/2009	20,900	1.59
7/15/2009	7,000	1.59
7/16/2009	300	1.59
7/16/2009	2,500	1.59
7/17/2009	27,227	1.60
7/17/2009	3,609	1.60
7/17/2009	2,963	1.60
7/17/2009	11,601	1.60
7/17/2009	400	1.60
7/17/2009	38,800	1.60
7/20/2009	677	1.60
7/20/2009	1,580	1.60
7/20/2009	2,030	1.60
7/20/2009	451	1.60
7/20/2009	12,362	1.60
7/21/2009	4,843	1.60
7/21/2009	16,686	1.60
7/21/2009	1,748	1.60
7/21/2009	6,823	1.60
7/21/2009	6,564	1.60
7/21/2009	30,200	1.59
7/22/2009	76,305	1.70
7/22/2009	14,380	1.70
7/22/2009	1,635	1.70
7/22/2009	17,650	1.70
7/22/2009	451	1.70
7/22/2009	21,598	1.70
7/22/2009	2,989	1.70

Page 52 of 57 Pages

7/22/2009	3,158	1.70
7/22/2009	2,368	1.70
7/22/2009	677	1.70
7/22/2009	8,064	1.70
7/22/2009	1,525	1.70
7/22/2009	9,336	1.94
7/23/2009	699	2.19
7/23/2009	4,455	2.19
7/23/2009	8,233	2.19
7/23/2009	959	2.19

7/6/2009	588	1.61
7/6/2009	2,112	1.61
7/9/2009	4,100	1.66
7/9/2009	2,700	1.66
7/13/2009	1,500	1.59
7/13/2009	700	1.59
7/14/2009	2,300	1.59
7/14/2009	2,700	1.59
7/15/2009	200	1.59
7/15/2009	1,488	1.59
7/15/2009	2,412	1.59
7/15/2009	2,312	1.59
7/15/2009	100	1.59
7/15/2009	500	1.59
7/15/2009	688	1.59
7/15/2009	1,200	1.59
7/16/2009	100	1.59
7/16/2009	400	1.59
7/17/2009	8,200	1.60
7/17/2009	7,000	1.60
7/20/2009	900	1.60
7/20/2009	500	1.60
7/20/2009	100	1.60
7/20/2009	1,494	1.60
7/20/2009	12	1.61
7/21/2009	4,994	1.60
7/21/2009	400	1.60
7/21/2009	6	1.60
7/21/2009	1,100	1.60
7/21/2009	5,500	1.59
7/22/2009	4,394	1.70
7/22/2009	4,106	1.70
7/22/2009	2,600	1.70
7/22/2009	300	1.70
7/22/2009	2,900	1.70

Page 53 of 57 Pages

7/22/2009	100	1.71
7/22/2009	4,500	1.70
7/22/2009	600	1.70
7/22/2009	900	1.70
7/22/2009	700	1.70
7/22/2009	200	1.70
7/22/2009	1,500	1.70
7/22/2009	1,900	1.70
7/22/2009	800	1.70
7/22/2009	1,600	1.70
7/22/2009	200	1.70
7/22/2009	1,400	1.94
7/23/2009	1,206	2.19
7/23/2009	1,600	2.19
7/23/2009	200	2.19

Page 54 of 57 Pages

EXHIBIT INDEX

EXHIBIT 8	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 55 of 57 Pages

EXHIBIT 8
to
SCHEDULE 13D

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  July 24, 2009

/s/ Mark C. Wehrly
NOONDAY G.P. (U.S.), L.L.C.
By Mark C. Wehrly, Attorney-in-fact

/s/ Mark C. Wehrly
NOONDAY CAPITAL, L.L.C.,
On its own behalf
and as the General Partner of
NOONDAY ASSET MANAGEMENT, L.P.
By Mark C. Wehrly, Attorney-in-fact

/s/ Mark C. Wehrly
FARALLON PARTNERS, L.L.C.,
On its own behalf,
as the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
and as the Managing Member of
NOONDAY CAPITAL PARTNERS, L.L.C.
By Mark C. Wehrly, Managing Member

/s/ Mark C. Wehrly
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Mark C. Wehrly, Managing Member

Page 56 of 57 Pages

/s/ Mark C. Wehrly
Mark C. Wehrly, individually and as attorney-in-fact for each of David I. Cohen, William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Douglas M. MacMahon, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Ashish H. Pant, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer and Richard H. Voon

Page 57 of 57 Pages